                                   EXHIBIT 99

                                                          [ON logo appears here]

         Everett Tackett, APR                      Scott Sullinger
         Public Relations                          Investor Relations
         ON Semiconductor                          ON Semiconductor
         (602) 244-4534                            (602) 244-3437
         everett.tackett@onsemi.com                scott.sullinger@onsemi.com

        ON SEMICONDUCTOR REPORTS FOURTH QUARTER AND 2002 ANNUAL RESULTS;

                                  2003 OUTLOOK

PHOENIX, ARIZ. - FEB. 6, 2003 - ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the fourth quarter of 2002 were $266 million, a decrease of $6 million, or 2 percent, from the third quarter of 2002 and a decrease of $1 million, or 0.5 percent, from the fourth quarter of 2001. On a mix adjusted basis, average selling prices were down 2.5 percent quarter over quarter. The company reported a net loss of $42 million in the fourth quarter of 2002, which included $17.5 million of restructuring and other charges, as compared to a net loss of $23 million in the third quarter of 2002. On a per share basis, the company reported a loss of $0.24 per share in the fourth quarter of 2002, which included $0.10 per share of restructuring and other charges, as compared to a loss of $0.13 per share in the third quarter of 2002. The company also reported an income tax benefit of $1.2 million in the fourth quarter of 2002 compared to an income tax provision of $3 million for the third quarter of 2002, or $0.02 per share. During the fourth quarter of 2002, the gross margin declined by 110 basis points to 27.6 percent from 28.7 percent in the third quarter of 2002. This margin decline from the prior quarter is primarily the result of pricing pressure during the fourth quarter.

   Adjusted EBITDA for the fourth quarter of 2002 was $47.5 million and adjusted EBITDA for 2002 was $179.5 million compared to adjusted EBITDA for the fourth quarter of 2001 of $10.8 million and for 2001 of $75.2 million. A reconciliation of this non-GAAP financial measure to U.S. GAAP net income (loss) is set out in the attached adjusted EBITDA reconciliation schedule.

   In the fourth quarter of 2002, the company announced a new cost-reduction initiative that is expected to reduce costs by $80 million in 2003 and achieve an estimated $125 million in annualized cost savings by the end of 2003, both as compared to the company's annualized costs for the third quarter of 2002. This cost-reduction initiative resulted in the company taking a net $12.6 million of restructuring and other charges in the fourth quarter of 2002 (including $1 million of non-cash charges) associated with worldwide workforce reductions and other cost-reduction actions. The company also recognized $4.9 million of other severance-related charges in the quarter, including $2.9 million of non-cash stock compensation charges. The company expects to fund the majority of the cash components of these charges in the first and second quarters of 2003. During the fourth quarter, cash and cash equivalents increased to $182 million from $180 million in the third quarter of 2002.

   Total revenue for 2002 was $1.1 billion, down 11 percent from $1.2 billion in 2001. The net loss for 2002 was $150 million, which included restructuring and other charges of $27.7 million and an extraordinary loss on debt prepayment of $6.5 million, compared to a net loss for 2001 of $847 million, which included restructuring and other charges of $150 million, a cumulative effect of an accounting change of $116 million and a non-recurring charge of $367 million to establish a valuation allowance relating to the company's net deferred tax assets. The gross margin increased by 860 basis points to 26.3 percent in 2002 from 17.7 percent in 2001. This increase in gross margin was driven by manufacturing cost reductions as well as the release of newer, higher-margin products.

BUSINESS REVIEW

   "Because of stronger than expected turns business during the fourth quarter, our revenues and gross margins were better than the guidance that was provided in October," said Keith Jackson, ON Semiconductor president and CEO. "The fourth quarter provided us with the challenge of a slightly down market, increased pricing pressure and compressed lead times. We continue to drive costs down to help offset the impact of price erosion, and during 2002 we completed actions to achieve an estimated $365 million in annual cost savings as compared to our cost structure during the first quarter of 2001. In addition, we have several programs underway to further reduce costs by moving certain administrative functions offshore and decommissioning older manufacturing lines.

   "Our emphasis on new products was a contributing factor in growing our margins from 13.8 percent in the fourth quarter of 2001 to 27.6 percent in the fourth quarter of 2002," Jackson said. "We have generated cash in each of the last three quarters which has enabled us to improve our cash position to more than $182 million at the end of the fourth quarter.

   "Last year we reduced costs in every functional area, but managed to maintain our research and development expenditures at more than 6 percent of sales," Jackson continued. "During 2003 we plan to continue to introduce products, processes and technologies that will define the future of our company. Last year, our design team in Toulouse, France completed the platform for our power management ASICs - our most sophisticated products to date. These products enable our customers to design and bring to market highly differentiated cell phones and PDAs. We plan to follow this successful launch with the introduction of our first trench-technology MOSFETs later in this quarter. These products should have best-in-class `on-resistance' characteristics that will enable the extension of battery life in wireless devices. Our new trench products also are expected to deliver leading-edge performance for many computing and automotive applications.

   "Continuing our success in China, we began the construction of our 6-inch wafer fab at the site of our joint venture in Leshan, Sichuan province," Jackson continued. "During 2003, we plan to spend approximately $5 million on construction of the fab building with the timing for additional capital expenditures subject to end-market demand and our overall capacity utilization. As stated previously, China continues to be an integral component of our growth plans. Last year we experienced 23 percent revenue growth in China as many local and multinational customers in this fast growing market selected our products to meet their design needs. This keeps us on track with our original 5-year plan for capitalizing on the China opportunity."

2003 OUTLOOK

   "We have conservative expectations for 2003 first quarter revenues based upon our backlog of $211 million, calculated on a sell-in basis, going into the quarter," Jackson said. "We anticipate that total revenues will be flat to down 4 percent from the fourth quarter of 2002, and that the 2003 first quarter gross margin will be down 200 to 300 basis points from the fourth quarter of 2002 primarily resulting from pricing pressure. We renegotiated pricing contracts in the fourth quarter of 2002 and as a result we expect that pricing will continue to decline during the first half of 2003, with price declines expected to level off towards the end of the year. We expect that our gross margin should exceed 30 percent per quarter by the end of 2003 and that we will have positive earnings per share in the fourth quarter of 2003.

   "During 2003, our R&D expenses should be approximately 6 percent of revenues; our sales and marketing expenses should be approximately 5 percent of revenues; and, our G&A expenses should sequentially decline until these expenses reach approximately 6 percent of revenues in the fourth quarter of 2003. For 2003, we anticipate capital expenditures to be in the range of $50 to $60 million.

   "We are confident that with our continued focus on the business basics and leveraging the strength of our new products, we can successfully grow the company. We're continuing to execute on our strategy and we're focused on improving the financial health of the company."

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5 p.m. Eastern Time (EST) today to discuss the fourth quarter results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at http://www.onsemi.com. The Web cast will be available for one week following the conference call.

ABOUT ON SEMICONDUCTOR

ON Semiconductor (NASDAQ: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today's sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                      # # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This news release includes "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as "believes," "expects," "estimates," "projects," "may," "will," "intends," "plans," or "anticipates," or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to first quarter 2003 revenues, gross margin, pricing pressure, turns business in the distributor channel, cost reductions/savings and similar matters. All forward-looking statements in this news release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors' actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, our transfer to the NASDAQ SmallCap Market (including impairment of the marketability and liquidity of our common stock, the impairment of our ability to raise capital and other risks associated with trading on the SmallCap), risks associated with our international operations and risks involving environmental or other governmental regulation. Additional factors that could affect the company's future operating results are described in our Form 10-K for the year ended December 31, 2001 under the caption "Trends, Risk and Uncertainties" in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.


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
                 ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
                       UNAUDITED STATEMENTS OF OPERATIONS
                        (in millions, except share data)

                                                                         Quarter Ended                        Year Ended
                                                             ---------------------------------------    --------------------------
                                                             December 31, September 27,  December 31,   December 31,   December 31,
                                                                 2002          2002           2001          2002           2001
                                                             -----------  ------------   -----------    -----------    -----------
Total revenues                                               $  265.7     $   272.0      $   266.9      $ 1,084.5       $ 1,214.6
Cost of sales                                                   192.4         194.0          230.2          799.0         1,000.0
                                                             --------     ---------      ---------      ---------       ---------
Gross profit                                                     73.3          78.0           36.7          285.5           214.6
                                                             --------     ---------      ---------      ---------       ---------
Operating expenses:
     Research and development                                    17.5          16.9           17.0           67.9            80.9
     Selling and marketing                                       16.5          14.9           15.4           61.2            74.8
     General and administrative                                  22.4          23.8           26.6          102.1           130.9
     Amortization of goodwill and other intangibles               2.9           3.0            5.6           11.9            22.6
     Restructuring and other charges                             17.5          --             16.6           27.7           150.4
                                                             --------     ---------      ---------      ---------       ---------
         Total operating expenses                                76.8          58.6           81.2          270.8           459.6
                                                             --------     ---------      ---------      ---------       ---------
Operating income (loss)                                          (3.5)         19.4          (44.5)          14.7          (245.0)
                                                             --------     ---------      ---------      ---------       ---------
Other income (expenses), net:
     Interest expense                                           (37.5)        (36.7)         (40.1)        (145.2)         (133.5)
     Equity in earnings of joint ventures                         0.5          (0.3)           0.8            3.9             4.0
     Gain on sale of investment in joint venture                 --            --             --             --               3.1
                                                             --------     ---------      ---------      ---------       ---------
         Other income (expenses), net                           (37.0)        (37.0)         (39.3)        (141.3)         (126.4)
                                                             --------     ---------      ---------      ---------       ---------
Loss before income taxes, minority interests,
extraordinary loss and cumulative effect of
accounting change                                               (40.5)        (17.6)         (83.8)        (126.6)         (371.4)
(Provision) benefit for income taxes                              1.2          (3.0)        (368.4)          (8.8)         (345.7)
Minority interests                                               (0.3)          0.1            1.3           --               2.1
                                                             --------     ---------      ---------      ---------       ---------
Net loss before extraordinary loss
and cumulative effect of accounting change                      (39.6)        (20.5)        (450.9)        (135.4)         (715.0)
Extraordinary loss on debt prepayment
(net of tax)                                                     --            --             --             (6.5)           --
Cumulative effect of accounting change
(net of tax)                                                     --            --             --             --            (116.4)
                                                             --------     ---------      ---------      ---------       ---------
Net loss                                                        (39.6)        (20.5)        (450.9)        (141.9)         (831.4)
Less: Accretion of beneficial conversion feature on
redeemable preferred stock                                       --            --             --             --             (13.1)
Less: Redeemable preferred stock dividends                       (2.2)         (2.1)          (1.9)          (8.5)           (2.4)
                                                             --------     ---------      ---------      ---------       ---------
Net loss applicable to common stock                             (41.8)    $   (22.6)     $  (452.8)     $  (150.4)      $  (846.9)
                                                             ========     =========      =========      =========       =========

Earnings (loss) per common share:
     Basic:
         Net loss before extraordinary loss and
         cumulative effect of accounting change applicable
         to common stock                                        (0.24)    $   (0.13)     $   (2.60)     $   (0.82)      $   (4.21)
         Extraordinary loss on debt prepayment                   --            --             --            (0.04)           --
         Cumulative effect of accounting change                  --            --             --             --             (0.67)
                                                             --------     ---------      ---------      ---------       ---------
         Net loss                                               (0.24)    $   (0.13)     $   (2.60)     $   (0.86)      $   (4.88)
                                                             ========     =========      =========      =========       =========
     Diluted:
         Net loss before extraordinary loss and
         cumulative effect of accounting change applicable
         to common stock                                        (0.24)    $   (0.13)     $   (2.60)     $   (0.82)      $   (4.21)
         Extraordinary loss on debt prepayment                   --            --             --            (0.04)           --
         Cumulative effect of accounting change                  --            --             --             --             (0.67)
                                                             --------     ---------      ---------      ---------       ---------
         Net loss                                               (0.24)    $   (0.13)     $   (2.60)     $   (0.86)      $   (4.88)
                                                             ========     =========      =========      =========       =========
Weighted average common shares outstanding:
     Basic                                                      176.1         175.8          174.3          175.6           173.6
                                                             ========     =========      =========      =========       =========
     Diluted                                                    176.1         175.8          174.3          175.6           173.6
                                                             ========     =========      =========      =========       =========

                  ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                  (in millions)

                                                                              December 31,  September 27,   December 31,
                                                                                  2002           2002           2001
                                                                              -----------   ------------    -----------
                                                                              (unaudited)    (unaudited)
ASSETS
Cash and cash equivalents                                                      $  182.4       $  179.8       $  179.8
Receivables, net                                                                  121.6          141.9          142.3
Inventories, net                                                                  160.0          160.4          183.7
Other current assets                                                               36.6           39.3           35.8
Deferred income taxes                                                               6.4           11.7            9.2
                                                                               --------       --------       --------
        Total current assets                                                      507.0          533.1          550.8
Property, plant and equipment, net                                                454.1          478.4          555.5
Deferred income taxes                                                              --             --              1.3
Investments in and advances to joint ventures                                      99.3           98.8           95.4
Goodwill                                                                           77.3           77.3           77.3
Intangible assets, net                                                             26.7           29.7           38.6
Other assets                                                                       38.7           39.3           41.5
                                                                               --------       --------       --------
        Total assets                                                           $1,203.1       $1,256.6       $1,360.4
                                                                               ========       ========       ========

LIABILITIES, MINORITY INTERESTS, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT
Accounts payable                                                               $   77.4       $   90.0       $  111.5
Accrued expenses                                                                   91.5           83.5           90.2
Income taxes payable                                                               11.0           17.4            8.0
Accrued interest                                                                   43.6           46.5           13.4
Deferred income on sales to distributors                                           70.8           72.6           99.4
Current portion of long-term debt                                                   9.3           11.0           12.4
                                                                               --------       --------       --------
        Total current liabilities                                                 303.6          321.0          334.9
Long-term debt                                                                  1,393.9        1,392.1        1,374.5
Other long-term liabilities                                                        51.3           47.8           62.7
Deferred income taxes                                                               2.2            3.9           --
                                                                               --------       --------       --------
        Total liabilities                                                       1,751.0        1,764.8        1,772.1
                                                                               --------       --------       --------
Minority interests in consolidated subsidiaries                                     4.1            3.9            4.1
                                                                               --------       --------       --------
Redeemable preferred stock                                                        110.1          107.9          101.6
                                                                               --------       --------       --------
Common stock                                                                        1.8            1.8            1.7
Additional paid-in capital                                                        737.4          735.6          738.8
Accumulated other comprehensive income                                            (34.3)         (30.0)         (32.8)
Accumulated deficit                                                            (1,367.0)      (1,327.4)      (1,225.1)
                                                                               --------       --------       --------
        Total stockholders' deficit                                              (662.1)        (620.0)        (517.4)
                                                                               --------       --------       --------
        Total liabilities, minority interests, redeemable preferred stock
        and stockholders' deficit                                              $1,203.1       $1,256.6       $1,360.4
                                                                               ========       ========       ========

                  ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES
                         Adjusted EBITDA Reconciliation
                                  (in millions)

                                                                Quarter Ended                             Year Ended
                                                  -------------------------------------------      ---------------------------
                                                  December 31,   September 27,    December 31,     December 31,    December 31,
                                                      2002            2002            2001             2002            2001
                                                  -----------    ------------     -----------      -----------     -----------
Net income (loss)                                  $ (39.6)        $ (20.5)         $(450.9)         $(141.9         $(831.4)
Increase (decrease):
  Depreciation                                        28.2            28.4             31.1            115.0           135.0
  Amortization                                         4.8             4.8              6.8             18.2            30.8
  Interest expense                                    37.5            36.7             40.1            145.2           133.5
  Income tax provision (benefit)                      (1.2)            3.0            368.4              8.8           345.7
                                                   -------         -------          -------          -------         -------
EBITDA                                                29.7            52.4             (4.5)           145.3          (186.4)
Increase (decrease):
  Minority interests                                   0.3            (0.1)            (1.3)            --              (2.1)
  Gain on sale of investment in joint venture         --              --               --               --              (3.1)
  Cumulative effect of accounting change              --              --               --               --             116.4
  Extraordinary loss on debt prepayment               --              --               --                6.5            --
  Restructuring and other charges (cash)              13.6            --                5.5             14.2            85.5
  Restructuring and other charges (non-cash)           3.9            --               11.1             13.5            64.9
                                                   -------         -------          -------          -------         -------
Adjusted EBITDA*                                   $  47.5         $  52.3          $  10.8          $ 179.5         $  75.2
                                                   =======         =======          =======          =======         =======

* Adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization expense, minority interests, extraordinary loss on debt prepayment, restructuring and other charges, gain on sale of investment in joint venture and the cumulative effect of accounting change. While adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.


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